                                                                  EXHIBIT 12.1

                             NOBLE AFFILIATES, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                        NINE MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,                 SEPTEMBER 30,
                                      ----------------------------------------------    -----------------
                                       1991      1992      1993      1994      1995      1995       1996
                                      -------   -------   -------   -------   ------    -------    ------
Income before taxes.................  $26,600   $61,322   $20,659   $ 5,225   $ 7,998   $10,546   $ 86,693
Add (deduct)
  Fixed charges.....................   21,014    20,541    20,461    24,782    21,915    16,313     23,491
  Interest capitalized..............   (1,895)   (1,260)   (5,060)   (7,183)   (3,127)   (2,360)    (1,343)
                                      -------   -------   -------   -------   -------   -------   --------
  Earnings as defined...............  $47,719   $80,603   $36,060   $22,824   $26,786   $24,499   $108,841
                                      =======   =======   =======   =======   =======   =======   ========

Net interest expense................   19,065    19,222    15,342    17,546    18,744    13,919     22,116
Interest capitalized................    1,895     1,260     5,060     7,183     3,127     2,360      1,343
Interest portion of rental
  expense...........................       54        59        59        53        44        34         32
                                      -------   -------   -------   -------   -------   -------   --------
  Fixed charges as defined..........  $21,014   $20,541   $20,461   $24,782   $21,915   $16,313   $ 23,491
                                      =======   =======   =======   =======   =======   =======   ========
Ratio of earnings to fixed
  charges...........................     2.27      3.92      1.76      0.92      1.22      1.50       4.63
                                      =======   =======   =======   =======   =======   =======   ========

Rental expense adm report...........   616498    673386    699322    911407    846342    653563     608338

Weighted average rate...............    0.088     0.088     0.084     0.058     0.052     0.052      0.053

Int portion of rent exp............. 54251.82  59257.97  58743.05  52861.61  44009.78  33985.28  32241.914
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